UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 14a-12

COUPA SOFTWARE INCORPORATED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 12, 2018

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Coupa Software Incorporated that will be held on Wednesday, May 23, 2018 at 10:00 a.m. Pacific Time, at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP located at 1200 Seaport Blvd., Redwood City, CA 94063.

Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying proxy materials. Also included is a copy of our fiscal 2018 Annual Report. We encourage you to read this information carefully.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy card, if you have requested one. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Please review the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail regarding each of these voting options.

Thank you for your ongoing support of Coupa.

Very truly yours,

Robert Bernshteyn

Chief Executive Officer, Director and Chairman of

the Board

COUPA SOFTWARE INCORPORATED

1855 S. Grant Street

San Mateo, CA 94402

NOTICE OF ANNUAL MEETING

FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Wednesday, May 23, 2018 at 10:00 a.m. Pacific Time.

Place:	The offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP located at 1200 Seaport Blvd., Redwood City, CA 94063.

Items of Business:

(1)   To elect the two directors named in the proxy statement accompanying this notice to serve as Class II directors until the annual meeting held in 2021 and until their successors are duly elected and qualified.

(2) To ratify the appointment of Ernst & Young LLP as Coupa Software Incorporated’s independent registered public accounting firm for the fiscal year ending January 31, 2019.

(3) To hold an advisory (non-binding) vote on the frequency of named executive officer compensation votes.

(4) To transact such other business as may properly come before the annual meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote if you were a stockholder of record as of the close of business on April 2, 2018.

Voting:	Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement and vote on the Internet or by telephone or submit your proxy card, if you have requested one, as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About Procedural Matters.”

A Notice of Internet Availability of Proxy Materials (Notice) was mailed to stockholders of record on or about April 12, 2018. The Notice contains instructions on how to access our proxy statement for our 2018 Annual Meeting of Stockholders and our fiscal 2018 annual report to stockholders on Form 10-K (together, the proxy materials). The Notice also provides instructions on how to vote online, by telephone or by mail and includes instructions on how to receive a paper copy of the proxy materials by mail. The proxy materials can be accessed directly at the following Internet address: www.envisionreports.com/COUP.

If you have any questions regarding this information or the proxy materials, please visit our website at http://investors.coupa.com or contact our investor relations department at (650) 485-8603.

All stockholders are cordially invited to attend the Annual Meeting in person.

By order of the board of directors,

Robert Bernshteyn

Chief Executive Officer, Director and Chairman of

the Board

This notice of annual meeting, proxy statement and accompanying form of proxy card are being made available on or about April 12, 2018.

i

ii

COUPA SOFTWARE INCORPORATED

1855 S. Grant Street

San Mateo, CA 94402

PROXY STATEMENT FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with solicitation of proxies by our board of directors for use at the 2018 annual meeting of stockholders (the “Annual Meeting”) to be held at 10:00 a.m. Pacific Time on Wednesday, May 23, 2018, and any postponements or adjournments thereof. The Annual Meeting will be held at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP located at 1200 Seaport Blvd., Redwood City, CA 94063. Beginning on or about April 12, 2018, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials. As used in this proxy statement, the terms “Coupa,” “we,” “us,” and “our” mean Coupa Software Incorporated and its subsidiaries unless the context indicates otherwise.

QUESTIONS AND ANSWERS ABOUT PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I receiving these proxy materials?

A:	You are receiving these proxy materials from us because you were a stockholder of record at the close of business on April 2, 2018 (the “Record Date”). Our board of directors is providing these proxy materials to you in connection with the solicitation of proxies for use at the Annual Meeting to be held on Wednesday, May 23, 2018 at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein. The notice of Annual Meeting, this proxy statement and accompanying form of proxy card are being made available to you on or about April 12, 2018. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares.

Q:	What is included in the proxy materials?

A:	The proxy materials include:

•	This proxy statement for the Annual Meeting;

•	Our fiscal 2018 Annual Report to Stockholders, which consists of our Annual Report on Form 10-K for the year ended January 31, 2018; and

•	The proxy card or a voting instruction form for the Annual Meeting, if you have requested that the proxy materials be mailed to you.

Q:	How can I get electronic access to the proxy materials?

A:	Our proxy materials are available at www.envisionreports.com/COUP and at http://investors.coupa.com. The website addresses in this proxy statement are included for reference only. The information contained on these websites is not incorporated by reference into this proxy statement.

You can find directions on how to instruct us to send future proxy materials to you by email at www.envisionreports.com/COUP. We strongly encourage you to consider choosing to receive future proxy materials by email. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	What information is contained in this proxy statement?

A:	The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and certain of our executive officers, corporate governance, and certain other required information.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP located at 1200 Seaport Blvd., Redwood City, CA 94063. Directions to this location are available at www.gunder.com/contact. The telephone number at this location is (650) 321-2400.

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of April 2, 2018. Admission will begin at 9:30 a.m. Pacific Time on the date of the Annual Meeting, and you must present valid picture identification such as a driver’s license or passport and, if asked, provide proof of stock ownership as of April 2, 2018. The use of mobile phones, recording or photographic equipment, tablets, computers and/or other similar devices is not permitted at the Annual Meeting. The meeting will begin promptly at 10:00 a.m. Pacific Time.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Stockholders of record—If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record,” and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Beneficial owners—Many Coupa stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” The Notice was forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since beneficial owners are not stockholders of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

Quorum and Voting

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our amended and restated bylaws, or bylaws, and Delaware state law. The presence, in person or by proxy, of a majority of the aggregate voting power of the issued and outstanding shares of stock entitled to vote at the meeting will constitute a quorum at the meeting. Except as otherwise expressly provided by our amended and restated certificate of incorporation, or certificate of incorporation, or by law, the holders of shares of common stock will vote together as a single class on all matters submitted to a vote or for the consent of the stockholders of Coupa. Each holder of common stock will have the right to one vote per share of common stock. A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (“withhold,” or “abstain”) with respect to a particular matter.

Under the General Corporation Law of the State of Delaware and our bylaws, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Holders of record of our common stock at the close of business on the Record Date are entitled to receive notice of and to vote their shares at the Annual Meeting. As of the Record Date, we had 56,628,881 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each holder of common stock of Coupa will be entitled to one vote for each share of common stock held as of the close of business on the Record Date. We do not have cumulative voting rights for the election of directors.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card, if you have requested one, or following the voting directions described below, so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Stockholder of record—If you are a stockholder of record, there are three ways to vote without attending the Annual Meeting:

•	Via the Internet—You may vote by proxy via the Internet by following the instructions provided in the Notice or, if you requested printed copies of the proxy materials by mail, by following the instructions provided in the proxy card.

•	By Telephone—You may vote by proxy by telephone by following the instructions provided in the Notice or, if you requested printed copies of the proxy materials by mail, by calling the toll-free number found on the proxy card.

•	By Mail—If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

Beneficial owners—If you are a beneficial owner holding shares through a bank, broker or other nominee, please refer to your Notice or other information forwarded by your bank or broker to see which voting options are available to you.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote:

(1)	To elect the two directors identified in this proxy statement to serve as Class II directors until the annual meeting held in 2021 and until their successors are duly elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending January 31, 2019;

(3)	To approve, on an advisory (non-binding) basis, the frequency of stockholder advisory votes on the compensation of named executive officers; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Q:	What is the voting requirement to approve each of the proposals?

A:	Proposal One—The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of withholding, abstention or a broker non-vote) will not be counted in such nominee’s favor.

Proposal Two—The affirmative vote of a majority of votes cast is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Proposal Three—A plurality of the votes cast is required to approve the advisory vote on the frequency of holding future advisory votes on executive compensation. You may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN” on this proposal. The frequency—one year, two years or three years—receiving the highest number of votes will be the frequency of holding future advisory votes on executive compensation recommended by the stockholders. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Q:	How does the board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that you vote your shares:

•	“FOR” the two nominees for election as director listed in Proposal One;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending January 31, 2019; and

•	“ONE YEAR” on an advisory basis, as the frequency of holding future advisory votes on named executive officer compensation.

Q:	What happens if I do not give specific voting instructions?

A:	Stockholder of record—If you are a stockholder of record and you:

•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by our board of directors; or

•	sign and return a proxy card without giving specific voting instructions,

then the persons named as proxy holders will vote your shares in the manner recommended by the board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

If you are a stockholder of record and you do not return a proxy card and do not vote your shares, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Beneficial owners—If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Q:	How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

A:	Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole routine matter—the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors and the advisory vote on the frequency of holding future advisory votes on executive compensation.

Please note that brokers may not vote your shares on the election of directors or the advisory vote on the frequency of holding future advisory votes on executive compensation in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

If you are a stockholder of record, you may change your vote by (i) filing with our Corporate Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (ii) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder of record that has voted on the Internet or by telephone may also change his or her vote by later making a timely and valid Internet or telephone vote.

If you are a beneficial owner of shares held in street name, you may change your vote (i) by submitting new voting instructions to your broker, trustee or other nominee or (ii) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Corporate Secretary or should be sent so as to be delivered to our principal executive offices, Attention: Corporate Secretary.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	We will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Coupa may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be significant.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Coupa or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Q:	Who will serve as inspector of elections?

A:	The inspector of elections will be a representative from Computershare Trust Company, N.A.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will publish final results in a current report on Form 8-K within four business days after the Annual Meeting.

Stockholder Proposals and Director Nominations

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Requirements for stockholder proposals to be considered for inclusion in our proxy materials— Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2019 annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2019 annual meeting of stockholders, stockholder proposals must be received by our Corporate Secretary no later than December 13, 2018, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting—In addition, our bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by our board of directors or any committee thereof or any stockholder, who (i) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting, (ii) is entitled to vote at such meeting, and (iii) has delivered written notice to our Corporate Secretary no later than the Notice Deadline (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations.

Our bylaws also provide that the only business that may be conducted at an annual meeting is business that is (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of our board of directors, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors (or any committee thereof) or (iii) properly brought before the meeting by a stockholder who has delivered written notice to our Corporate Secretary no later than the Notice Deadline (as defined below).

The “Notice Deadline” is defined as that date which is not less than 90 days nor more than 120 days prior to the one-year anniversary of the previous year’s annual meeting of stockholders. As a result, the Notice Deadline for the 2019 annual meeting of stockholders is between January 23, 2019 and February 22, 2019.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we need not present the proposal for vote at such meeting.

Recommendation of director candidates—You may recommend candidates to our board of directors for consideration by our nominating and corporate governance committee by following the procedures set forth below in “Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

Q:	How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?

A:	A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our Corporate Secretary. A copy of our bylaws is posted on the Corporate Governance—Governance Documents portion of our website at http://investors.coupa.com. All notices of proposals by stockholders, whether or not included in Coupa’s proxy materials, should be sent to our principal executive offices, Attention: Corporate Secretary.

Additional Information about the Proxy Materials

Q:	Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

A:	In accordance with SEC rules, we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. Beginning on or about April 12, 2018, we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials” that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained at www.envisionreports.com/COUP. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

Q:	What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?

A:

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, fees, and impact on the environment. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, the proxy materials, stockholders should send their requests to our principal executive offices, Attention: Corporate Secretary. Stockholders who hold shares in street name (as described below) may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

Q:	What is the mailing address for Coupa’s principal executive offices?

A:	Our principal executive offices are located at 1855 S. Grant Street, San Mateo, CA 94402. The telephone number at that location is (650) 931-3200.

Any written requests for additional information, copies of the proxy materials and fiscal 2018 Annual Report, notices of stockholder proposals, recommendations for candidates to our board of directors, communications to our board of directors or any other communications should be sent to the address above.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 23, 2018.

The proxy statement and annual report to stockholders are available at www.envisionreports.com/COUP.

PROPOSAL ONE—

ELECTION OF DIRECTORS

General

Our board of directors may establish the authorized number of directors from time to time by resolution. The number of authorized directors is currently six. Our board of directors is currently comprised of six members who are divided into three classes with staggered three-year terms. A director serves in office until his or her respective successor is duly elected and qualified or until his or her earlier death or resignation. Our certificate of incorporation and bylaws that are in effect authorize only our board of directors to fill vacancies on our board of directors until the next annual meeting of stockholders. Any additional directorships resulting from an increase in the authorized number of directors would be distributed among the three classes so that, as nearly as possible, each class would consist of one-third of the authorized number of directors. Your proxy cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Nominees

Two Class II directors have been nominated for election at the Annual Meeting, each for a three-year term expiring in 2021. Upon the recommendation of our nominating and corporate governance committee, our board of directors has nominated Roger Siboni and Tayloe Stansbury for election as Class II directors. The term of office of each person elected as director will continue until such director’s term expires in 2021, or until such director’s successor has been duly elected and qualified.

Information Regarding the Nominees and Other Directors

Nominees for Class II Directors for a Term Expiring in 2021

Roger Siboni, 63, has served as a member of our board of directors since September 2014 and as our lead independent director since August 2016. Mr. Siboni previously served as the Chairman of the board of directors of E.piphany, Inc. from 2003 to 2005, and served as President and Chief Executive Officer of E.piphany from August 1998 to July 2003. From July 1996 to August 1998, Mr. Siboni was Deputy Chairman and Chief Operating Officer of KPMG Peat Marwick LLP, a member firm of KPMG International. From July 1993 to June 1996, Mr. Siboni was managing partner of KPMG Peat Marwick LLP’s information, communication and entertainment practice. Mr. Siboni also serves on the boards of directors of Dolby Laboratories, Inc. and Cadence Design Systems, Inc., and previously served on the board of directors of Marketo, Inc. Mr. Siboni is also a past chairman of the advisory board for the Walter A. Haas School of Business at the University of California at Berkeley. Mr. Siboni holds a B.S. in Business Administration from the University of California at Berkeley. We believe Mr. Siboni is qualified to serve as a member of our Board of Directors because of his substantial corporate governance, operational and financial expertise gained as an executive at several companies in the technology and finance industries, including his experience as deputy Chairman and Chief Operating Officer at KPMG and his experience serving on the boards of directors of several public companies. Mr. Siboni currently serves as our Lead Independent Director, the chair of our audit committee and also serves on our nominating and corporate governance committee.

Tayloe Stansbury, 56, has served as a member of our board of directors since December 2015. Since May 2009, Mr. Stansbury has served in various roles at Intuit Inc., most recently as Executive Vice President and Chief Technology Officer. From December 2007 to May 2009, Mr. Stansbury served as Chief Information Officer of VMware Inc. From February 2001 to December 2007, Mr. Stansbury served in various roles at Ariba, Inc., most recently as Executive Vice President of Products and Operations. Mr. Stansbury also serves on the board of directors of Shutterfly, Inc. Mr. Stansbury holds an A.B. in Applied Mathematics from Harvard University. We believe Mr. Stansbury should serve as a director based on his extensive experience in general management and software and platform development and his experience in the software industry. Mr. Stansbury currently serves on our compensation committee and on our nominating and corporate governance committee.

Incumbent Class III Directors Whose Term Expires in 2019

Robert Bernshteyn, 44, has served as our Chief Executive Officer and as a member of our board of directors since February 2009. Mr. Bernshteyn has also served as our Chairman of the Board since February 2009. From June 2004 to February 2009, Mr. Bernshteyn served in various positions, most recently as VP, Global Product Marketing & Management of SuccessFactors Inc., a provider of cloud-based HCM solutions. From June 2001 to May 2004, Mr. Bernshteyn served in various positions, most recently as a Director of Product Management at Siebel Systems, Inc. From June 1994 to March 1999, Mr. Bernshteyn served as Project Manager and Systems Integration Consultant of Accenture plc, a professional services company. Mr. Bernshteyn holds a B.S. in Information Systems from the State University of New York at Albany and an M.B.A. from Harvard Business School. We believe Mr. Bernshteyn should serve as a director based on his position as our Chief Executive Officer, his extensive experience in general management and software and platform development and his experience in the software industry.

Leslie Campbell, 59, has served as a member of our board of directors since May 2016. Ms. Campbell previously served as the Chief Procurement Officer for Reed Elsevier, Inc., from September 2007 to December 2012. From March 1998 to September 2007, Ms. Campbell held a number of positions at Dell, Inc., most recently as the Vice President of Worldwide Procurement, and previously as the Vice President and General Manager, Global Segment EMEA. Ms. Campbell held a number of positions at Oracle Corporation from May 1990 to January 1998, most recently as Vice President, Corporate Purchasing. From August 1982 to May 1990, she held a number of positions at KPMG Peat Marwick LLP, a member firm of KPMG International, most recently as a Senior Manager. Since March 2013, Ms. Campbell has served as a member of the board of directors of Bideawee, Inc. Ms. Campbell holds a B.A. in Business Administration from the University of Washington. We believe Ms. Campbell is qualified to serve as a member of our Board of Directors because of her extensive experience in procurement and general management, her international experience in the technology industry, and her financial expertise. Ms. Campbell currently serves as the chair of our nominating and corporate governance committee and on our audit committee.

Frank van Veenendaal, 58, has served as a member of our board of directors since December 2015. From February 2012 to February 2015, Mr. van Veenendaal served as Vice Chairman of Salesforce.com, Inc. From February 2007 to February 2012, Mr. van Veenendaal served as Chief Sales Officer and President, Worldwide Sales at Salesforce.com, Inc. Mr. van Veenendaal also serves on the board of directors of Vlocity, Inc., New Voice Media, Inc. and Room to Read. We believe Mr. van Veenendaal should serve as a director based on his extensive experience in general management and software and platform development and his experience in the software industry. Mr. van Veenendaal currently serves as the chair of our compensation committee.

Incumbent Class I Directors Whose Term Expires in 2020

Scott Thompson, 60, has served as a member of our board of directors since May 2013. Mr. Thompson has served as the Chief Executive Officer of Tuition.io since September 2016, and from July 2012 to July 2016, Mr. Thompson served as the Chief Executive Officer of ShopRunner, Inc. From January 2012 to May 2012, Mr. Thompson served as the Chief Executive Officer of Yahoo!, Inc. From February 2005 to February 2008, Mr. Thompson served as Chief Technology Officer, and from March 2008 to January 2012 served as President of PayPal, Inc. From September 1998 to January 2005, Mr. Thompson served as Executive Vice President of Inovant, LLC. From September 1993 to September 1998, Mr. Thompson served as Chief Information Officer of Barclays Global Investors. Mr. Thompson previously served on the board of directors of F5 Networks, Inc., Splunk Inc. and Yahoo! Inc. Mr. Thompson holds a B.S. in Accounting from Stonehill College. We believe Mr. Thompson should serve as a director based on his extensive experience in general management and software and platform development, his experience in the software industry, his financial expertise, and his service as a director of various public and private companies. Mr. Thompson currently serves on our audit committee.

There are no family relationships among any of our directors or executive officers. See “Corporate Governance” and “Corporate Governance—Director Compensation” below for additional information regarding our board of directors.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE CLASS II NOMINEES NAMED ABOVE.

PROPOSAL TWO—

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Our audit committee has appointed the firm of Ernst & Young LLP, independent registered public accountants, to audit our financial statements for the year ending January 31, 2019. Ernst & Young LLP has audited our financial statements since the year ended January 31, 2015.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Coupa and its stockholders.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending January 31, 2019. Our audit committee is submitting the selection of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Ernst & Young LLP will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the audit committee will reconsider the appointment.

Principal Accountant Fees and Services

The following table sets forth all fees billed or to be billed for professional audit services and other services rendered by Ernst & Young LLP for each of the years ended January 31, 2017 and 2018:

	Fiscal 2017	Fiscal 2018
Audit Fees(1)	$2,598,157	$3,028,171
Audit-Related Fees	—	—
Tax Fees(2)	175,505	134,250
All Other Fees(3)	1,995	322,850

Total Fees	$2,775,657	$3,485,271

(1)	Audit Fees: Includes fees for professional services provided in connection with the audit of our financial statements, review of our quarterly financial statements, and audit services provided in connection with other regulatory filings. With respect to fiscal 2017, this category also includes all fees for services incurred in connection with our initial public offering. With respect to fiscal 2018, this category includes fees for attestation services related to Section 404 of the Sarbanes Oxley Act of 2002, as well as services related to our follow-on offering in April 2017 and the issuance of our senior convertible notes in January 2018.
(2)	Tax Fees: Includes fees for professional services related to tax compliance and tax consulting services.
(3)	All Other Fees: Includes fees related to the subscription to Ernst & Young LLP’s accounting research tool and in fiscal 2018 advisory service fees.

Pre-Approval of Audit and Non-Audit Services

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee, or the chair if such approval is needed between meetings of the audit committee, pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION

OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING JANUARY 31, 2019.

PROPOSAL THREE—

ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF

NAMED EXECUTIVE OFFICER COMPENSATION VOTES

General

In accordance with SEC rules, stockholders are being asked to vote, on an advisory and non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of our named executive officers. An advisory vote on the compensation of our named executive officers is commonly referred to as a “say-on-pay” vote, which we expect will be conducted for the first time at the annual meeting of the stockholders in 2019. By voting on this proposal, our stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every year, every two years or every three years.

After careful consideration of the frequency alternatives, our board of directors believes that conducting an advisory vote on executive compensation every year is appropriate for Coupa and our stockholders at this time. Our board of directors has determined that an advisory vote on executive compensation every year will allow our stockholders to provide timely input on our executive compensation philosophy, policies and practices as disclosed in our proxy statements. We recognize that our stockholders may have different views as to what is the best approach for us, and we look forward to hearing from our stockholders on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF “ONE YEAR,” ON AN ADVISORY BASIS, AS THE FREQUENCY OF NAMED EXECUTIVE OFFICER COMPENSATION VOTES.

CORPORATE GOVERNANCE

Code of Conduct

Our board of directors has adopted a code of conduct that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior officers. The full text of our code of conduct is posted on the Corporate Governance—Governance Documents portion of our website at http://investors.coupa.com. We intend to disclose future amendments to, or waiver of, our code of conduct, at the same location on our website identified above.

Board Composition

Our business affairs are managed under the direction of our board of directors, which is currently composed of six members. Five of our directors—Ms. Campbell and Messrs. Siboni, Stansbury, Thompson and Van Veenendaal—are independent within the meaning of the listing rules of the Nasdaq Global Select Market (“Nasdaq”). Our board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor or the earlier of his or her death, resignation or removal. The classification of our board may have the effect of delaying or preventing changes in our control or management.

Director Independence

Our common stock is listed on Nasdaq. The listing rules of this stock exchange generally require that a majority of the members of a listed company’s board of directors be independent. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has determined that none of our non-employee directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq rules. The independent members of our board will hold separate regularly scheduled executive session meetings at which only independent directors are present.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (ii) or be an affiliated person of the listed company or any of its subsidiaries. Each member of our audit committee, Ms. Campbell and Messrs. Siboni and Thompson, qualifies as an independent director pursuant to Rule 10A-3.

Board Leadership Structure

Pursuant to our Corporate Governance Guidelines, our board of directors may separate or combine the roles of the chairman of the board of directors and Chief Executive Officer when and if it deems it advisable and in our best interests and in the best interests of our stockholders to do so. These roles are currently combined as our board is currently chaired by Mr. Bernshteyn, who is also our Chief Executive Officer. The board of directors believes that it is in the best interest of Coupa and its stockholders for Mr. Bernshteyn to serve in both roles given his knowledge of our company and industry.

In addition, pursuant to our Corporate Governance Guidelines, if the chairman of our board of directors is not an independent director, the board of directors will appoint a Lead Independent Director to facilitate communication between management, the independent directors and the chairman of our board, as well as to participate in setting agendas for meetings and presiding at executive sessions of the board of directors. Our board of directors has appointed Mr. Siboni as the current Lead Independent Director.

Our board of directors believes that having a combined chairman and Chief Executive Officer, along with a Lead Independent Director, is the appropriate leadership structure for us at this time. We believe that this structure provides appropriate leadership and oversight of Coupa and facilitates effective functioning of both management and the board. Our Corporate Governance Guidelines are posted on the Corporate Governance—Governance Documents portion of our website at http://investors.coupa.com.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board and its committees set schedules for meeting throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. Our board has delegated various responsibilities and authority to its committees as generally described below. The committees regularly report on their activities and actions to the full board of directors. Each member of each committee of our board qualifies as an independent director in accordance with Nasdaq listing standards. Each committee of our board has a written charter approved by our board of directors. Copies of each charter are posted on the Corporate Governance—Governance Documents portion of our website at http://investors.coupa.com.

Audit Committee

Our audit committee was formally established in fiscal 2015. During the year ended January 31, 2018, our audit committee held nine meetings. The members of our audit committee are comprised of Ms. Campbell and Messrs. Siboni and Thompson, each of whom is independent under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to audit committee members and each of whom can read and understand fundamental financial statements. Mr. Siboni serves as chair of the audit committee. Our board of directors has determined that Ms. Campbell and Messrs. Siboni and Thompson qualify as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq.

The audit committee of our board of directors oversees our accounting practices, system of internal controls, audit processes and financial reporting processes. Among other things, our audit committee is responsible for reviewing our disclosure controls and processes and the adequacy and effectiveness of our internal controls. It also discusses the scope and results of the audit with our independent registered public accounting firm, reviews with our management and our independent registered public accounting firm our interim and year-end operating results and, as appropriate, initiates inquiries into aspects of our financial affairs. Our audit committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, our audit committee has sole and direct responsibility for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. Significant related party transactions will be approved by our audit committee before we enter into them, as required by applicable rules and listing standards.

Compensation Committee

Our compensation committee was formally established in fiscal 2015. During the year ended January 31, 2018, our compensation committee held four meetings. The members of our compensation committee are Messrs. van Veenendaal and Stansbury, each of whom our board of directors has determined qualify as independent under Rule 10C of the Exchange Act and related Nasdaq listing standards, and each of whom is an “outside director” as such term is defined under Section 162(m) of the Internal Revenue Code of 1986, as amended, and a “non-employee director” as such term is defined under Rule 16b-3 of the Exchange Act. Mr. van Veenendaal serves as chair of the compensation committee. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation policies and programs. Among other things, specific responsibilities of our compensation committee include evaluating the performance of our Chief Executive Officer and determining our Chief Executive Officer’s compensation. The compensation committee also determines the compensation of our other executive officers in consultation with our Chief Executive Officer. In addition, our compensation committee administers our stock-based compensation plans, including granting equity awards and approving modifications of such awards. Our compensation committee also reviews and approves various other compensation policies and matters.

Our executive officers may make recommendations on the form and amount of executive compensation, but the compensation committee makes the final decision and is not bound by executive officer recommendations. Our compensation committee has delegated authority to our Chief Executive Officer to grant options and restricted stock units under certain specified guidelines.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee was established in fiscal 2017. During the year ended January 31, 2018, our nominating and corporate governance committee held four meetings. The members of our nominating and corporate governance committee are Ms. Campbell, and Messrs. Siboni and Stansbury, each of whom is independent under the rules and regulations of the SEC and Nasdaq. Ms. Campbell serves as chair of the nominating and corporate governance committee. The nominating and corporate governance committee oversees the nomination of directors, including, among other things, identifying, evaluating and making recommendations of nominees to our board of directors and evaluates the performance of our board and individual directors. Our nominating and corporate governance committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our governance practices and making recommendations to our board concerning corporate governance matters.

When considering potential candidates for membership on our board of directors, our nominating and corporate governance committee considers relevant business and other experience and demonstrated character and judgment as described in our Policies and Procedures for Director Candidates. There are no differences in the manner in which our nominating and corporate governance committee evaluates a candidate that is recommended for nomination for membership on our board by a stockholder, as opposed to a candidate that is recommended for nomination for membership on our board by our nominating and corporate governance committee and our board. Our nominating and corporate governance committee has not received any recommended nominations from any of our stockholders in connection with the 2018 Annual Meeting.

In addition to the considerations described above, our nominating and corporate governance committee considers the current composition of the board of directors in its evaluation of candidates for membership. The board believes that factors such as range and diversity of expertise, perspective in areas relevant to our business, character, judgment, diversity, age, independence, experience, length of service and other commitments as it relates to each individual board member as well as the board as a whole are important considerations in determining board composition. The nominating and corporate governance committee believes that, as a group, the nominees for election complement our board composition and bring a diverse range of backgrounds, experiences and perspectives to the board’s deliberations.

The nominating and corporate governance committee will consider stockholder nominations for directors submitted in accordance with the procedure set forth in our bylaws and our Policies and Procedures for Director Candidates, which are each posted on the Corporate Governance—Governance Documents portion of our website at http://investors.coupa.com, as further described below under “Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee has adopted Policies and Procedures for Director Candidates. Stockholder recommendations for candidates to our board of directors must be received by January 31st of the year in which the recommended candidates will be considered for nomination, must be directed in writing to Coupa Software Incorporated, 1855 S. Grant Street, San Mateo, CA 94402, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between us and the candidate within the last three years and evidence of the recommending person’s ownership of our capital stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on the board, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, other commitments and the like, personal references and an indication of the candidate’s willingness to serve.

Compensation Committee Interlocks and Insider Participation

As noted above, during the year ended January 31, 2018 and currently, the compensation committee of our board of directors is comprised of Messrs. van Veenendaal and Stansbury. None of our executive officers serves, or served during the year ended January 31, 2018, as a member of the board or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board or our compensation committee.

Meetings of the Board of Directors

The full board of directors met five times during the year ended January 31, 2018. No director attended fewer than 75% of the total number of meetings of the board or of any committees of the board of which he or she was a member during the year ended January 31, 2018.

It is our policy that directors are invited and encouraged to attend our annual meetings of stockholders. Seven of our directors attended our annual meeting of stockholders in 2017.

Board Oversight of Risk

One of the key functions of our board of directors is informed oversight of our risk management process. In particular, our board is responsible for monitoring and assessing strategic risk exposure. Our executive officers are responsible for the day-to-day management of the material risks we face. Our board administers its oversight function directly as a whole, as well as through various standing committees of our board that address risks inherent in their respective areas of oversight. For example, our audit committee is responsible for overseeing the management of risks associated with our financial reporting, accounting and auditing matters; our compensation committee oversees major risks associated with our compensation policies and programs; and our nominating and corporate governance committee oversees the management of risks associated with director independence, conflicts of interest, composition and organization of our board and succession planning.

Director Compensation

Pursuant to our non-employee director compensation program that became effective following our initial public offering, our non-employee directors receive both cash and equity compensation as described below.

Cash Compensation

Pursuant to our non-employee director compensation program, our non-employee directors receive the following annual cash retainers for their service on our board of directors:

Position	Annual Retainer ($)
Board Member	30,000
plus (as applicable)
Lead Independent Director	11,000
Audit Committee Chair	25,000
Compensation Committee Chair	15,000
Nominating and Corporate Governance Committee Chair	7,000
Other Audit Committee Member	10,000
Other Compensation Committee Member	5,000
Other Nominating and Corporate Governance Committee Member	3,500

We also reimburse our non-employee directors for their reasonable expenses incurred in connection with attending board of directors and committee meetings.

Equity Compensation

Pursuant to our non-employee director compensation program, our non-employee directors receive the following equity awards:

•	Annual equity award—on the date of each annual meeting of stockholders, each non-employee director who will continue to serve on our board of directors is granted an “annual equity award” under our 2016 Equity Incentive Plan consisting of restricted stock units with a value of $150,000.

•	Initial equity award—each person who first becomes a non-employee director will receive a pro-rated annual equity award under our 2016 Equity Incentive Plan consisting of restricted stock units with a value of $150,000 multiplied by a fraction (i) the numerator of which is the number of whole months remaining until the one-year anniversary of the most recent annual meeting of stockholders and (ii) the denominator of which is twelve.

Each annual equity award and pro-rated annual equity award will be converted into a number of restricted stock units using the average closing price of our common stock over the 30-trading day period ending on the date of grant. Each award will vest in full on the earlier of the one-year anniversary of the date of grant or on the date of the next annual meeting of stockholders. The awards will also vest in full in the event of a “change in control” as defined in our 2016 Equity Incentive Plan.

Our non-employee directors are subject to stock ownership guidelines as described below under the “Stock Ownership Policy” section of “Compensation Discussion and Analysis”. Our non-employee directors are also eligible to receive other awards under our 2016 Equity Incentive Plan.

Fiscal 2018 Director Compensation Table

The following table sets forth information regarding the compensation of our directors during our fiscal year ended January 31, 2018, other than our Chief Executive Officer, who is not compensated for his services as a director:

Name	Fees Earned or Paid in Cash ($)(1)	Share Awards ($)(2)(3)	Total ($)
Neeraj Agrawal(4)	33,028	176,884	209,912
Charles Beeler(5)	10,208	—	10,208
Leslie Campbell	43,972	176,884	220,856
Roger Siboni	69,500	176,884	246,384
Tayloe Stansbury	38,500	176,884	215,384
Scott Thompson	40,000	176,884	216,884
Frank van Veenendaal	45,000	176,884	221,884

(1)	Represents cash retainers as described above.
(2)	Represents the annual equity awards as described above, consisting of 5,288 RSUs granted to each director on the date of our 2017 annual meeting of stockholders.
(3)	The amounts in this column represent the aggregate grant date fair value of equity awards granted to the director in the applicable fiscal year, computed in accordance with FASB ASC Topic 718. See Note 10 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K filed on March 28, 2018 for a discussion of the assumptions made in determining the grant date fair value of our equity awards. As of January 31, 2018, our non-employee directors held options to purchase the following number of shares of our common stock: Ms. Campbell (131,325), Mr. Siboni (211,994), Mr. Stansbury (154,662), and Mr. Thompson (154,662). As of such date, our non-employee directors held RSUs covering the following number of shares of our common stock: Mr. Agrawal (5,288), Ms. Campbell (5,288), Mr. Siboni (5,288), Mr. Stansbury (5,288), Mr. Thompson (5,288) and Mr. van Veenendaal (5,288).
(4)	Mr. Agrawal’s last day as a director was February 13, 2018.
(5)	Mr. Beeler’s last day as a director was May 15, 2017.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with the board of directors or with an individual member of the board of directors may do so by writing to the board or to the particular director, care of the Corporate Secretary by mail to our principal executive offices, Attention: Corporate Secretary. The envelope should indicate that it contains a stockholder communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed.

EXECUTIVE OFFICERS

The following table provides information concerning our executive officers as of February 28, 2018:

Name	Age	Position(s)
Robert Bernshteyn	44	Chief Executive Officer, Director and Chairman of the Board
Todd Ford	51	Chief Financial Officer
Ravi Thakur	43	Senior Vice President, Business Acceleration
Steven Winter	56	Chief Revenue Officer

Robert Bernshteyn’s biographical information is set forth above under “Proposal One—Election of Directors—Information Regarding the Nominees and Other Directors.”

Todd Ford has served as our Chief Financial Officer since May 2015. Mr. Ford served as the Chief Financial Officer of MobileIron, Inc., a mobile IT platform company for enterprises, from December 2013 to May 2015. From June 2012 to July 2013, Mr. Ford served as the co-Chief Executive Officer and Chief Operating Officer of Canara, Inc., a provider of power systems infrastructure and predictive services. From July 2007 to December 2013, Mr. Ford also served as the Managing Director of Broken Arrow Capital, a venture capital firm he founded in July 2007. From April 2006 to May 2007, Mr. Ford served as President of Rackable Systems, Inc., a manufacturer of server and storage products for large-scale data center deployments (subsequently named Silicon Graphics International Corporation) and from December 2002 to April 2006, he served as Chief Financial Officer of Rackable Systems. Mr. Ford has served on the board of directors of Performant Financial Corporation since October 2011. Mr. Ford holds a B.S. in Accounting from Santa Clara University.

Ravi Thakur has served in a variety of roles since first joining Coupa in July 2007 and currently serves as our Senior Vice President, Business Acceleration. From May 1997 to July 2007, Mr. Thakur served in a variety of roles at Oracle Corporation, an enterprise software company, most recently as Director of Application Development, Purchasing. Mr. Thakur holds a B.S. in Materials Science & Engineering from the University of California at Berkeley and an M.B.A. from University of California at Los Angeles Anderson School of Business.

Steven Winter has served as our Chief Revenue Officer since September 2016. From October 2014 to September 2016, Mr. Winter served as Executive Vice President, Worldwide Field Operations at Marketo, Inc. From January 2005 to September 2014, Mr. Winter served in a variety of executive roles at SAP AG, most recently as SAP’s Global Head of its Emerging Solutions organization. Mr. Winter holds a B.A. in Business Administration from Georgia State University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation program for our Named Executive Officers. During our fiscal year ended January 31, 2018 (“fiscal 2018”), these individuals were:

•	Robert Bernshteyn, our Chief Executive Officer (our “CEO”);

•	Todd Ford, our Chief Financial Officer (our “CFO”);

•	Ravi Thakur, our Senior Vice President, Services, Customer Success and Adoption*; and

•	Steven Winter, our Chief Revenue Officer.

*	Beginning in fiscal 2019, Mr. Thakur now serves as our Senior Vice President, Business Acceleration.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2018. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the Compensation Committee of our Board of Director (the “Compensation Committee”) arrived at the specific compensation decisions for our Named Executive Officers for fiscal 2018, including the key factors that were considered in determining their compensation.

Executive Summary

Who We Are

We are a leading provider of business spend management, or BSM, solutions. We offer a comprehensive, cloud-based BSM platform that has connected hundreds of organizations with more than three million suppliers globally. Our platform provides greater visibility into and control over how companies spend money. Using our platform, businesses are able to achieve real, measurable value and savings that drive their profitability.

Fiscal 2018 Business Highlights

Overall, we completed a successful fiscal 2018 by achieving strong results across the company. Our unified platform has processed more than $680 billion in cumulative spend under management, driving cost savings and increasing profitability for our customers.

Specifically, we recorded the following accomplishments in fiscal 2018:

•	Revenues—Total revenue grew to $186.8 million, an increase of 40% compared with $133.8 million in fiscal 2017.

•	Subscription service revenues—Subscription service revenues were $164.9 million, an increase of 40% compared with $117.8 million in fiscal 2017.

•	Balance Sheet—Cash and cash equivalents were $412.9 million, and total deferred revenue was $128.0 million, as of January 31, 2018.

•	Cash Flow—Cash provided by operating activities was $19.8 million for the full fiscal 2018 year.

Fiscal 2018 Executive Compensation Highlights

The Compensation Committee took the following key actions with respect to the compensation of our Named Executive Officers for fiscal 2018:

•	Base Salary—Approved annual base salary increases ranging from 9.1% to 25.0%, including a base salary increase of 25.0% for our CEO.

•	Cash Bonuses—Approved aggregate cash bonuses under our fiscal 2018 annual cash bonus plan ranging from 90% to 105% of their target annual cash bonus opportunities, including an aggregate cash bonus for our CEO in the amount of $435,625, equal to 102.5% of his target annual cash bonus opportunity.

•	Long-Term Incentive Compensation—Granted long-term incentive compensation opportunities in the form of options to purchase shares of our common stock and restricted stock unit (“RSU”) awards that may be settled for shares of our common stock in amounts with an aggregate grant date fair value of approximately $3,580,000 in the case of our CEO and ranging from approximately $466,000 to approximately $2,016,000 in the case of our other Named Executive Officers.

•	Amendment of Executive Severance Program—In order to align our compensation program with current market practice, we amended the severance and change in control arrangements of certain executive officers to provide for full accelerated vesting of outstanding and unvested equity awards in the event of an involuntary termination of employment in connection with a change in control of Coupa.

Pay-for-Performance Analysis

We believe our executive compensation program is reasonable, competitive and appropriately balances the goals of attracting, motivating, rewarding and retaining our executive officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, a substantial portion of our executive officers’ target annual total direct compensation opportunity is both variable in nature and “at-risk.”

We emphasize variable compensation that appropriately rewards our executive officers, including our Named Executive Officers, through two separate compensation elements:

•	First, we provide the opportunity to participate in our annual cash bonus program which provides cash payments if they produce short-term financial, operational and strategic results that meet or exceed the objectives set forth in our annual operating plan.

•	In addition, we grant both stock options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock, which comprise a majority of their target total direct compensation opportunities, the value of which depends entirely on the value of our common stock, thereby incentivizing them to build sustainable long-term value for the benefit of our stockholders.

These variable pay elements ensure that, each year, a substantial portion of our executive officers’ total compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.

The target pay mix for our CEO and our other Named Executive Officers during fiscal 2018 reflected this “pay-for-performance” design:

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

WHAT WE DO	WHAT WE DON’T DO

☑ Maintain an Independent Compensation Committee. The Compensation Committee consists solely of independent directors.

☑ Retain an Independent Compensation Advisor. The Compensation Committee engaged its own compensation consultant to provide information and analysis with its fiscal 2018 compensation review, and other advice on executive compensation independent of management. This consultant performed no consulting or other services for us in fiscal 2018.

☒ No Executive Retirement Plans. We do not offer pension arrangements or retirement plans or arrangements to our Named Executive Officers that are different from or in addition to those offered to our other employees.

☒ Limited Perquisites. We provide limited perquisites or other personal benefits to our Named Executive Officers.

☒ No Tax Reimbursements on Perquisites. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than related to standard relocation benefits.

WHAT WE DO	WHAT WE DON’T DO

☑ Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

☑ Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on our performance, as well as short-term cash and long-term equity incentives, to align the interests of our Named Executive Officers and stockholders.

☑ Stock Ownership Policy. We maintain a stock ownership policy that requires our Named Executive Officers to maintain a minimum ownership level of our common stock.

☑ Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.

☒ No Special Welfare or Health Benefits. Our Named Executive Officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

☒ No Post-Employment Tax Payment Reimbursement. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.

☒ No Hedging of Our Equity Securities. Generally, we prohibit our executive officers, the members of our Board of Directors and other employees from hedging our equity securities.

☒ No Dividends or Dividend Equivalents Payable on Unvested Equity Awards. We do not pay dividends or dividend equivalents on unvested restricted stock unit awards.

Stockholder Advisory Vote on Frequency of Future Advisory Votes on Named Executive Officer Compensation

At our 2018 Annual Meeting of Stockholders, we will be conducting a non-binding stockholder advisory vote on the frequency of future advisory votes on the compensation of our Named Executive Officers (commonly known as a “Say-When-on-Pay” vote). Our Board of Directors is recommending that we hold future Say-on-Pay votes on an annual, rather than a biennial or triennial, basis. For additional information about the Say-When-on-Pay vote, see “Proposal Three” above.

Executive Compensation Philosophy

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	Provide compensation and benefit levels that will attract, retain, motivate and reward a highly-talented team of executive officers within the context of responsible cost management;

•	Establish a direct link between our financial and operational results and strategic objectives and the compensation of our executive officers; and

•	Align the interests and objectives of our executive officers with those of our stockholders by linking the long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance.

Program Design

We structure the annual compensation of our Named Executive Officers using three principal elements: base salary, annual cash bonus opportunities and long-term incentive compensation opportunities in the form of equity awards. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above.

The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our executive officers and stockholders and to link pay with performance. We do not have a specific policy on the percentage allocation between short-term and long-term compensation elements.

Governance of Executive Compensation Program

Role of the Compensation Committee

The Compensation Committee discharges the responsibilities of our Board of Directors relating to the compensation of our Named Executive Officers and the non-employee members of our Board of Directors. The Compensation Committee has overall responsibility for reviewing our compensation philosophy and strategy, overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies and practices applicable to our CEO as well as our other Named Executive Officers. The Compensation Committee operates pursuant to a written charter, a copy of which is available on the Corporate Governance section of our investor website at: investors.coupa.com

The Compensation Committee makes all decisions regarding the compensation of our Named Executive Officers. In fiscal 2018, the Compensation Committee retained a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program.

Compensation-Setting Process

The Compensation Committee evaluates and establishes the target total direct compensation opportunities for our Named Executive Officers. The Compensation Committee does not use a single method or measure in making its decisions, nor does it establish specific targets for the total direct compensation opportunities of our executive officers.

When approving each compensation element and the target total direct compensation opportunity for our Named Executive Officers, the Compensation Committee considers the following factors:

•	our performance against the financial and operational objectives established by the Compensation Committee and our Board of Directors;

•	each individual Named Executive Officer’s skills, experience and qualifications;

•	the scope of each Named Executive Officer’s role;

•	the performance of each individual Named Executive Officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and work as part of a team, all of which reflect our core values;

•	compensation parity among our Named Executive Officers;

•	our financial performance relative to our peers;

•	the compensation practices of our compensation peer group and the positioning of each Named Executive Officer’s compensation in a ranking of peer company compensation levels; and

•	the recommendations provided by our CEO with respect to the compensation of our other Named Executive Officers.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each Named Executive Officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

Role of Chief Executive Officer

In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures and other compensation-related matters for our executive officers (other than with respect to his own compensation).

The Compensation Committee reviews and discusses these recommendations and proposals with our CEO and considers them as one factor in determining the compensation for our Named Executive Officers. Our CEO recuses himself from all discussions and recommendations regarding his own compensation.

Role of Compensation Consultant

In fiscal 2018, the Compensation Committee engaged an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For fiscal 2018, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm (“Compensia”), as its compensation consultant to advise it on executive compensation matters, including competitive market pay practices for our executive officers, and with the data analysis and selection of the compensation peer group. For fiscal 2018, the scope of Compensia’s engagement included:

•	the review and analysis of the compensation for our executive officers, including our Named Executive Officers;

•	the review and modification of our post-employment compensation arrangements;

•	the research, development and review of our compensation peer group; and

•	support on other ad hoc matters throughout the year.

The terms of Compensia’s engagement include reporting directly to the Compensation Committee and the Compensation Committee chair. Compensia also coordinates with our management for data collection and job matching for our executive officers. In fiscal 2018, Compensia did not provide any other services to us. The Compensation Committee has evaluated Compensia’s independence pursuant to the listing standards of the Nasdaq Stock Market and the relevant SEC rules and has determined that no conflict of interest has arisen as a result of the work performed by Compensia.

Competitive Data

For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, geographical location and number of employees. The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

During fiscal 2018, the Compensation Committee used the following compensation peer group to assist with the determination of compensation for our Named Executive Officers:

Benefitfocus	LogMeIn
Box	New Relic
ChannelAdvisor	Paylocity Holding
Cornerstone OnDemand	Proofpoint
Five9	Q2 Holdings
Hortonworks	SPS Commerce
HubSpot	Workiva
Instructure	Zendesk

The Compensation Committee reviews data drawn from our compensation peer group, as well as data from a customized version of the Radford Global Technology Executive Compensation survey, to evaluate the competitive market when determining the total direct compensation packages for our executive officers, including base salary, target annual cash bonus opportunities, and long-term incentive compensation opportunities. This survey provides compensation market intelligence and is widely used within the technology industry.

While we believe this compensation data provides useful insight into the competitiveness of our compensation packages, the data serves only a reference point and we do not currently target any particular benchmark.

Individual Compensation Elements

In fiscal 2018, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Why We Provide the Element	What the Element is Intended to Reward
Base Salary	• Consistent with competitive practice	Designed to attract and retain highly-talented executives by providing fixed compensation amounts that are competitive in the market and reward performance

Annual Cash Bonuses	• To link pay and performance • To drive the achievement of annual business objectives • Consistent with competitive practice	Designed to motivate our executives to achieve annual business objectives and provide financial incentives when we meet or exceed these annual objectives

Long-Term Incentive Compensation in the form of Stock Options and RSU Awards

•  To link pay and performance

•  To drive the achievement of critical long-term business objectives

•  To align executives’ interests with those of stockholders

•  To foster the long-term retention of executives

•  Consistent with competitive practice

Designed to align the interests of our executives and stockholders by motivating them to create sustainable long-term stockholder value

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including our Named Executive Officers, and is an important element of compensation intended to attract and retain highly-talented individuals.

The Compensation Committee reviews and determines adjustments to the base salaries for each of our Named Executive Officers as part of its annual executive compensation review. In addition, the base salaries of our Named Executive Officers may be adjusted by the Compensation Committee in the event of a promotion or significant change in responsibilities.

Generally, the Compensation Committee determines base salaries after considering the factors described in “Governance of Executive Compensation Program—Compensation-Setting Process” above. Although our general philosophy is to set base salaries within a competitive range of the market median, the actual positioning is based on the Compensation Committee’s assessment of the factors described above.

In February 2017, after considering the recommendation of our CEO (except with respect to his own base salary), as well as the factors described in “Governance of Executive Compensation Program—Compensation-Setting Process” above, the Compensation Committee determined to increase the base salaries of our Named Executive Officers. As part of the compensation setting process and our transition to becoming a publicly traded company, the base salaries of most of our Named Executive Officers (including the CEO and CFO) were found to be below peer company compensation levels and adjustments were made with that in mind, along with factoring in performance and the other factors described above. The base salaries of our Named Executive Officers for fiscal 2018 were as follows:

Named Executive Officer	Fiscal 2017 Base Salary ($)	Fiscal 2018 Base Salary ($)	Percentage Adjustment
Mr. Bernshteyn	340,000	425,000	25.0%
Mr. Ford	325,000	375,000	15.4%
Mr. Thakur	275,000	300,000	9.1%
Mr. Winter(1)	400,000	400,000	—

(1)	Mr. Winter’s first day of employment was September 2, 2016.

The actual base salaries paid to our Named Executive Officers in fiscal 2018 are set forth in the “Fiscal 2018 Summary Compensation Table” below.

Annual Cash Bonuses

We use performance-based annual cash bonus opportunities to motivate our executive officers, including our Named Executive Officers, to achieve our annual financial, operational and strategic business objectives. In February 2017, the Compensation Committee adopted the fiscal 2018 annual cash bonus program under the Coupa Software Incorporated Incentive Bonus Plan (the “Fiscal 2018 Bonus Program”) to provide financial incentives for our executive officers to meet or exceed the business objectives established under our fiscal 2018 annual operating plan. Under the Fiscal 2018 Bonus Program, our executive officers, including our Named Executive Officers, were eligible to earn annual cash bonuses based on our corporate and their individual performance as described below. In addition, under the Fiscal 2018 Bonus Program, the Compensation Committee reserved the discretion to make bonus payments entirely in cash, in a combination of up to 50% cash and 50% RSU awards that may be settled for shares of our common stock or in a different mix of cash and RSU awards as it determined to be appropriate.

Target Annual Cash Bonus Opportunities

For purposes of the Fiscal 2018 Bonus Program, the target annual cash bonus opportunities of our Named Executive Officers were determined by the Compensation Committee and expressed as a percentage of their annual base salary. The determination of target annual cash bonus opportunities was based on the Compensation Committee’s consideration of the factors described in “Governance of Executive Compensation Program—Compensation-Setting Process” above.

In February 2017, the Compensation Committee set the target annual cash bonus opportunities for our Named Executive Officers for purposes of the Fiscal 2018 Bonus Program. The target annual cash bonus opportunities of our Named Executive Officers for fiscal 2018 were as follows:

Named Executive Officer	Fiscal 2017 Target Annual Cash Bonus Opportunity	Fiscal 2018 Target Annual Cash Bonus Opportunity	Fiscal 2018 Target Annual Cash Bonus Opportunity ($)
Mr. Bernshteyn	100%	100%	425,000
Mr. Ford	50%	75%	281,250
Mr. Thakur	60%	60%	180,000
Mr. Winter	100%	100%	400,000

For purposes of the Fiscal 2018 Bonus Program, the cash bonuses of our Named Executive Officers (other than Mr. Winter) were to be weighted 50% on corporate performance and 50% on individual performance. The cash bonus for Mr. Winter was to be weighted 80% on sales performance in the form of sales commissions, 10% on corporate performance and 10% on individual performance.

Corporate Performance Objectives

For purposes of the Fiscal 2018 Bonus Program, the Compensation Committee selected revenue and operating cash flow as the corporate performance measures. The Compensation Committee believed that, for purposes of the Fiscal 2018 Bonus Program, these measures were the most appropriate corporate performance metrics to use because, in its view, they were the best indicators of our successful execution of our annual operating plan and were consistent with the metrics that we report to the public each quarter on our business progress. For purposes of the Fiscal 2018 Bonus Program, “operating cash flow” was defined in accordance with U.S. generally accepted accounting principles. Each measure was to be equally weighted.

For purposes of the Fiscal 2018 Bonus Program, the Compensation Committee also set the target performance levels and related bonus payments with respect to each corporate performance measure as follows:

Performance Measure	Target Performance Level	Cash Bonus Payment Amount(1)
Revenue	$175 million	25% of target bonus
Operating cash flow	$0.0	25% of target bonus

(1)	Payment amounts were subject to adjustment in the discretion of our Board of Directors.

Any bonus payment for over- or under-achievement of the performance measures was to be determined in the discretion of the Compensation Committee.

Individual Performance Objectives

In addition to the corporate performance objectives under the Fiscal 2018 Bonus Program, half of the target annual cash bonus opportunities for Messrs. Bernshteyn, Ford and Thakur and 10% of the target annual cash bonus opportunity for Mr. Winter were based on their individual performance for the year. In the case of our CEO, the Compensation Committee, in consultation with the independent members of our Board of Directors reviewed his individual performance, including the successful execution of our business plan. In the case of our other Named Executive Officers, Mr. Bernshteyn assesses each officer’s performance and makes a recommendation to the compensation committee. Mr. Bernshteyn’s assessments are primarily subjective, taking into account key financial, operation and strategic objectives over which the officer has responsibility and which we hope to accomplish each year.

Fiscal 2018 Bonus Decisions

In November 2017, the Compensation Committee determined that, for fiscal 2018, we were projected to exceed the target levels for each of the corporate performance measures under the Fiscal 2018 Bonus Program. Based on these projections our CEO recommended, and the Compensation Committee approved, payment of 50% of the target annual cash bonuses for our executive officers, including our Named Executive Officers, with respect to the corporate performance component of the Fiscal 2018 Bonus Program as set forth below at that time. In fact, our actual revenue for fiscal 2018 was $186.8 million and our operating cash flow was $19.8 million, each of which exceeded the corporate performance target levels under the Fiscal 2018 Bonus Program.

Thereafter, in February 2018, our CEO evaluated the individual performance of each of our executive officers, including each of the other Named Executive Officers, for fiscal 2018 and provided his recommendations to the Compensation Committee with respect to the remaining portion of their target annual cash bonus opportunities under the Fiscal 2018 Bonus Program. The Compensation Committee considered these recommendations, as well as its own assessment of the performance of each executive officer (including our CEO) and the factors described in “Governance of Executive Compensation Program—Compensation-Setting Process” above, and approved payments with respect to the individual performance component of the Fiscal 2018 Bonus Program as set forth below. After considering the performance of each Named Executive Officer against his individual performance objectives, the Compensation Committee determined to make the actual cash bonus payments to our Named Executive Officers for fiscal 2018:

Named Executive Officer	Fiscal 2018 Target Annual Cash Bonus Opportunity ($)	Fiscal 2018 Annual Cash Bonus— Corporate Performance Component ($)	Fiscal 2018 Annual Cash Bonus— Individual Performance Component ($)	Actual Annual Cash Bonus Earned ($)	Actual Annual Cash Bonus (as a percentage of the target annual cash bonus opportunity)
Mr. Bernshteyn	425,000	212,500	223,125	435,625	102.5%
Mr. Ford	281,250	140,625	155,000	295,625	105%
Mr. Thakur	180,000	90,000	72,000	162,000	90%
Mr. Winter	80,000	40,000	40,000	80,000	100	%(1)

(1)	Represents portion of Mr. Winter’s target annual cash bonus opportunity that was based on corporate and individual performance objectives. The remainder of Mr. Winter’s target annual cash bonus opportunity was based on commission-related performance, as described below.

Sales Commission Plan for Mr. Winter

As our Chief Revenue Officer, Mr. Winter was eligible to earn monthly commissions based on our ability to successfully execute our fiscal 2018 sales plan. Since sales growth is critical to our success and Mr. Winter is the head of our sales team, the Compensation Committee believed that it was important to directly link a significant portion of Mr. Winter’s target total direct compensation opportunity to achieving our sales objectives for the year and with the rest of our sales team. In fiscal 2018, 80% of Mr. Winter’s target annual cash bonus opportunity was directly tied to the achievement of these sales objectives. Based on his performance against our sales objectives, Mr. Winter received $216,403 of his target commission opportunity for fiscal 2018.

The cash bonus payments made to our Named Executive Officers for fiscal 2018 are set forth in the “Fiscal 2018 Summary Compensation Table” below.

Long-Term Incentive Compensation

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our Named Executive Officers to create value for our stockholders. Equity awards also help us retain our Named Executive Officers in a highly competitive market.

Long-term incentive compensation opportunities in the form of equity awards are granted by the Compensation Committee. The amount and forms of such equity awards are determined by the Compensation Committee after considering the factors described in “Governance of Executive Compensation Program—Compensation-Setting Process” above. The amounts of the equity awards are also intended to provide competitively-sized awards and resulting target total direct compensation opportunities within a competitive range of the market median relative to our compensation peer group and Radford Global Technology Executive Compensation survey data for similar roles and positions for each of our executive officers, taking into consideration the factors described in the preceding sentence.

In March 2017, the Compensation Committee granted equity awards in the form of stock options and RSU awards to our Named Executive Officers. Further, the Compensation Committee determined that the stock options should comprise 50% of the value of each Named Executive Officer’s equity award, while the RSU award should comprise the remaining 50% of the award. By using a mix of stock options and RSU awards, the Compensation Committee sought to balance a high-performance threshold (in the case of options which only have value if our stock price appreciates), while using RSUs to provide some retention incentive even if our stock price is flat or declines. The Compensation Committee approved the grant of the stock options and RSU awards to our Named Executive Officer after considering the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above. In view of his receipt of significant equity awards in connection with his appointment as our Chief Revenue Officer in September 2016, the Compensation Committee determined not to grant any additional equity awards to Mr. Winter in March 2017.

The aggregate equity awards granted to our Named Executive Officers for fiscal 2018 were as follows:

Named Executive Officer	Options to Purchase Shares of Common Stock (number of shares)	Restricted Stock Unit Awards (number of shares)	Aggregate Grant Date Fair Value ($)
Mr. Bernshteyn	158,462	77,646	3,580,202
Mr. Ford	89,220	43,718	2,015,797
Mr. Thakur	20,625	10,106	465,985
Mr. Winter	—	—	—

These equity awards vest over four years of service from March 20, 2017, with vesting occurring monthly in the case of stock options and quarterly in the case of the RSU awards.

The equity awards granted to our Named Executive Officers in fiscal 2018 are set forth in the “Fiscal 2018 Summary Compensation Table” and the “Fiscal 2018 Grants of Plan-Based Awards Table” below.

Welfare and Health Benefits

Our executive officers, including our Named Executive Officers, are eligible to receive the same employee benefits that are generally available to all our full-time employees, subject to the satisfaction of certain eligibility requirements. These health and welfare benefits include medical and dental benefits, life insurance benefits, and short-term and long-term disability insurance.

In addition, we maintain a tax-qualified Section 401(k) savings plan that permits our employees, including our executive officers, with the opportunity to save for retirement on a tax-advantaged basis. All participant interests in their contributions are fully vested when contributed. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Participants in the Section 401(k) plan in general are eligible to receive matching Company contributions as follows: 100% matching contribution on the first 4% of base salary earnings, up to a maximum of $4,000. The Section 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code.

In structuring these benefit programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our Named Executive Officers, except as generally made available to all our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment and retention purposes. During fiscal 2018, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements

We extended offers of employment to our CEO and each of our other Named Executive Officers pursuant to written employment offer letters. In filling each of our executive positions, we recognized the need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, in formulating these compensation packages, we were sensitive to the need to integrate these individuals into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations. Each of these arrangements provides for “at will” employment.

Each of these employment offer letters contain provisions for certain payments and benefits in the event of certain qualifying terminations of employment, including a termination of employment following a change in control of Coupa. These provisions have been superseded by severance and change in control agreements which we have entered into with each of our Named Executive Officers.

Post-Employment Compensation Arrangements

Each of our Named Executive Officers has entered into a severance and change in control agreement with us which provides for certain payments and benefits in the event of certain qualifying terminations of employment. These agreements provide enhanced payments and benefits, including full vesting of any equity awards held by our Named Executive Officers, in the event of a qualifying termination of employment within three months prior to, or 12 months after, a change in control of Coupa. These agreements terminate automatically on October 12, 2019, which is the third anniversary of the completion of our initial public offering of our equity securities. The receipt of payments and benefits is contingent on the Named Executive Officer’s execution of a release of claims in favor of us.

We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. These arrangements are designed to provide reasonable compensation to executive officers who leave our employ under certain circumstances to facilitate their transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

The Compensation Committee does not consider the specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

We believe that these arrangements are designed to align the interests of our Named Executive Officers and our stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the Named Executive Officer and our stockholders.

All payments, benefits and acceleration of vesting of outstanding equity awards in the event of a change in control of Coupa are payable only if there is a subsequent loss of employment by a Named Executive Officer or the refusal of an acquirer to assume or substitute a comparable award for an outstanding equity award (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this “double-trigger” arrangement to protect against the loss of retention value following a change in control of Coupa and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.

Historically, we have avoided the use of excise tax “gross-up” provisions relating to a change in control of Coupa and have no such gross-up obligations in place with respect to any of our Named Executive Officers.

For detailed descriptions of the post-employment compensation arrangements we maintain with our Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies and Practices

Equity Awards Grant Policy

Our equity grant policy provides controls with respect to the grant of options to purchase shares of our common stock, restricted stock unit awards that may be settled for shares of our common stock and other equity awards that may be granted under the terms of our equity incentive plans. Specifically, under our policy:

•	Our Board of Directors or the Compensation Committee may generally approve the grant of awards at regularly-scheduled quarterly meetings or, if appropriate, at a special meeting or by unanimous written consent. The Equity Awards Committee (which has limited authority to grant awards to limited categories of employees) may approve the grant of awards solely by electronic written consent, as specified in its charter.

•	Unless otherwise provided for in the policy, all awards (with the exception of options to purchase shares of our common stock) will be granted effective and have a grant date as of the date of approval by the applicable approving body. In the case of options to purchase shares of our common stock granted by our Board of Directors or the Compensation Committee at regularly-scheduled quarterly meetings, the grant date will be the date of the meeting. In all other cases for options to purchase shares of our common stock, the grant date will be the last trading day of the calendar month in which such award is approved.

•	Notwithstanding the foregoing, if either our Board of Directors or the Compensation Committee determines that special circumstances require that a grant date be a different date than that specified above, it may select such different date to serve as the grant date. However, under no circumstances will we purposely accelerate or delay the public release of material non-public information in consideration of a pending award to allow the recipient to benefit from such action.

•	The exercise price of options to purchase shares of our common stock and similar awards will be equal to the closing price per share of our common stock as reported on the Nasdaq Stock Market on the grant date.

Stock Ownership Policy

In May 2017, our Board of Directors adopted stock ownership guidelines for our Named Executive Officers and the non-employee members of our Board of Directors. These guidelines are intended to align the financial interests of our Named Executive Officers and the non-employee members of our Board of Directors with our stockholders by requiring them to acquire and maintain a meaningful ownership interest in our common stock. These guidelines are intended to take into account an individual’s needs for portfolio diversification, while maintaining an ownership interest at levels sufficient to assure our stockholders of management’s commitment to long-term value creation.

Specifically, the guidelines require our Named Executive Officers and the non-employee members of our Board of Directors to acquire and hold shares of our common stock with an aggregate value at least equal to the following multiple of their annual base salary or cash retainer, as applicable:

Position	Stock Ownership Requirement
Chief Executive Officer	Five times annual base salary
Other Executive Officer	One times annual base salary
Non-Employee Member of Board of Directors	Five times annual cash retainer

Covered individuals have five years from the effective date of the guidelines or, if later, from commencement of service as an executive officer or non-employee member of our Board of Directors to achieve compliance with the applicable guideline. Thereafter, compliance is assessed annually on January 31st of each year. The value of shares and share equivalents is determined using the 30-day average closing trading price of our common stock prior to the applicable measurement date.

If, at the applicable compliance measurement date, a covered individual does not meet the applicable guideline, then, until he or she is in compliance with the guidelines, he or she will be expected to hold 50% of the net shares acquired thereafter as a result of the exercise, vesting or settlement of any equity award received from us.

Policies on Hedging and Pledging

Our insider trading policy, which applies to our employees, including our executive officers, and the non-employee members of our Board of Directors, prohibits the following:

•	Short-sales and “selling short against the box” with respect to our securities, as well as transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities.

•	Pledging our securities as collateral for a loan or holding our securities in margin account without the approval of a compliance officer.

Tax and Accounting Considerations

Deductibility of Executive Compensation

In approving the amount and form of compensation for our Named Executive Officers, the Compensation Committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m) of the Internal Revenue Code.

Generally, Section 162(m) disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid for any fiscal year to their Chief Executive Officer and certain other executive officers. As a result of a transition rule applicable to newly public companies, the Section 162(m) deduction limit generally does not apply to compensation paid pursuant to an arrangement that was in existence prior to our initial public offering.

In taxable years beginning prior to January 1, 2018, there was an exemption from the Section 162(m) deduction limit for “performance-based compensation”. However, this exemption has been repealed with respect to taxable years beginning after December 31, 2017. As a result, this exemption is no longer available as a means of enhancing the deductibility of compensation paid to our CEO and certain other executive officers. The Compensation Committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some portion may result in non-deductible compensation expense. While the transition rule may help minimize the effect of the Section 162(m) deduction limit in the short-term, we expect that in future years some portion of our Named Executive Officers’ compensation may not be fully deductible by us for federal income tax purposes.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board of Directors, including options to purchase shares of our common stock and restricted stock unit awards that may be settled for shares of our common stock, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Compensation Committee Report

The information contained in the following report of Coupa’s Compensation Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Coupa specifically incorporates it by reference.

The Compensation Committee establishes the compensation programs for our named executive officers. In connection with such responsibility, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee has recommended to the Board of Directors that this Compensation Discussion and Analysis be incorporated by reference into the Annual Report on Form 10-K for the year ended January 31, 2018 and included in this Proxy Statement.

Submitted by the Compensation Committee

Frank van Veenendaal, Chair

Tayloe Stansbury

Fiscal 2018 Summary Compensation Table

The following table sets forth information regarding the compensation of our Chief Executive Officer, Chief Financial Officer and our two other executive officers during our fiscal year ended January 31, 2018. We refer to these individuals as our “named executive officers.”

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Share Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(2)	Total ($)
Robert Bernshteyn	2018	410,833	223,125	(3)	1,840,210	1,739,992	212,500	(4)	4,000	4,430,660
Chief Executive Officer, Director, and	2017	337,500	187,000		—	5,712,326	170,000		6,167	6,412,993
Chairman of the Board
	2016	320,833	341,000		—	866,732	—		10,600	1,539,165
Todd Ford	2018	366,667	155,000		1,036,117	979,680	140,625		4,000	2,682,089
Chief Financial Officer(5)	2017	316,667	89,375		—	944,278	81,250		5,833	1,437,403
	2016	205,369	90,788		—	1,277,764	—		8,750	1,582,671
Ravi Thakur	2018	260,306	72,000		239,512	226,473	90,000		4,000	892,291
SVP, Business Acceleration(6)
Steven Winter	2018	400,000	40,000		—	—	256,403	(8)	4,000	700,403
Chief Revenue Officer(7)	2017	165,326	—		—	3,302,638	59,542		—	3,527,506

(1)	The amounts reported in this column represent the aggregate grant date fair value of equity awards granted to the named executive officer in the applicable fiscal year, computed in accordance with FASB ASC Topic 718. In accordance with SEC rules, the grant date fair value of an award that is subject to a performance condition is based on the probable outcome of the performance conditions. See Note 10 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K filed on March 28, 2018 for a discussion of the assumptions made in determining the grant date fair value of our equity awards.
(2)	Reflects 401(k) matching contributions made by Coupa under a matching program available to all participating employees.
(3)	Reflects amounts paid pursuant to our fiscal 2018 bonus program based on the named executive officer’s individual performance as described in greater detail in the “Individual Performance Objectives” section of the “Compensation Discussion & Analysis” beginning on page 22.
(4)	Reflects amounts paid pursuant to our fiscal 2018 bonus program based on the achievement of corporate operating metrics as described in greater detail in the “Corporate Performance Objectives” section of the “Compensation Discussion & Analysis” beginning on page 22.
(5)	Mr. Ford’s first day of employment was May 4, 2015.
(6)	Mr. Thakur was employed by us, but was not a named executive officer in prior fiscal years.
(7)	Mr. Winter’s first day of employment was September 2, 2016.
(8)	In addition to the amount described in footnote 4, includes $216,403 in sales commissions.

Fiscal 2018 Grants of Plan-Based Awards Table

The following table sets forth information regarding each plan-based award granted to our named executive officers during our 2018 fiscal year:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Threshold ($)	Target ($)
Robert Bernshteyn	—	106,250	212,500		—	—	—	—
	3/16/2017	—	—		77,646	—	—	1,840,210
	3/16/2017	—	—		—	158,462	$23.70	1,739,992
Todd Ford	—	70,312	140,625		—	—	—	—
	3/16/2017	—	—		43,718	—	—	1,036,117
	3/16/2017	—	—		—	89,220	$23.70	979,680
Ravi Thakur	—	45,000	90,000		—	—	—	—
	3/16/2017	—	—		10,106	—	—	239,512
	3/16/2017	—	—		—	20,625	$23.70	226,473
Steven Winter	—	20,000	40,000		—	—	—	—
	—	—	320,000	(5)	—	—	—	—

(1)	Each named executive officer participated in our fiscal 2018 bonus program under our Incentive Bonus Plan. As described in the “Corporate Performance Objectives” section of “Compensation Discussion and Analysis” beginning on page 22, half of each officer’s target bonus was earned based on the achievement of two corporate operating metrics. The amount in the “threshold” column reflects achievement of only one of the metrics, and the amount in the “target” column reflects achievement of both metrics. No maximum applied to these bonus opportunities as any payment for over-achievement of the metrics was at the discretion of our Compensation Committee. The amount paid to each officer is reflected in the “Non-Equity Incentive Plan Compensation” column of the Fiscal 2018 Summary Compensation Table, reflecting achievement of both metrics.
(2)	Represents restricted stock units granted under our 2016 Equity Incentive Plan. These awards vest in equal quarterly installments over four years of service, with the first installment vesting on June 20, 2017. For information regarding the vesting acceleration provisions applicable to our named executive officers’ equity awards, see “Potential Payments Upon Termination or Change in Control” below.
(3)	Represents stock options granted under our 2016 Equity Incentive Plan. These awards vest in equal monthly installments over four years of service, with the first installment vesting on April 20, 2017. For information regarding the vesting acceleration provisions applicable to our named executive officers’ equity awards, see “Potential Payments Upon Termination or Change in Control” below.
(4)	The amounts in this column represent the aggregate grant date fair value of equity awards granted to the officer computed in accordance with FASB ASC Topic 718. See Note 10 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K filed on March 28, 2018 for a discussion of the assumptions made in determining the grant date fair value of our equity awards.
(5)	Represents Mr. Winter’s fiscal 2018 sales commission opportunity.

Outstanding Equity Awards at 2018 Fiscal Year-End Table

The following table sets forth information regarding each unexercised stock option, and all unvested shares of our common stock and restricted stock units, held by each of our named executive officers as of January 31, 2018.

The vesting schedule applicable to each outstanding award is described in the footnotes to the table below. For information regarding the vesting acceleration provisions applicable to our named executive officers’ equity awards, see “Potential Payments Upon Termination or Change in Control” below.

Some of the options granted to our named executive officers are immediately exercisable with respect to all of the option shares, subject to our repurchase right in the event the officer’s service terminates prior to vesting in the shares. We refer to option shares that are subject to our right of repurchase as “unvested shares” and those that are no longer subject to our right of repurchase as “vested” shares.

	Option Awards								Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Vested		Number of Securities Underlying Unexercised Options (#) Unvested	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or units of stock that have not vested		Market Value of shares or units of stock that have not vested(1) ($)
Robert Bernshteyn	7/18/2012	528,595	(3)	—	—		0.76	7/29/2022	—		—
	3/26/2014	740,312	(3)	32,188	—		2.32	3/25/2024	—		—
	3/4/2015	331,145	(3)	136,355	—		3.92	3/03/2025	—		—
	2/1/2016	181,668	(4)	363,332	—		7.88	2/3/2026	—		—
	9/8/2016	72,550	(3),(5)	145,101	—		13.04	9/7/2026	—		—
	9/8/2016	54,412	(3),(6)	108,826	—		13.04	9/7/2026	—		—
	9/8/2016	—		—	163,238	(7)	13.04	9/7/2026	—		—
	3/20/2017	33,012	(3)	124,450	—		23.70	3/15/2027
	3/20/2017	—		—	—		—	—	63,088	(8)	2,411,854
Todd Ford	5/4/2015	168,519	(2)	168,380	—		5.52	6/10/2025	—		—
	2/1/2016	40,167	(4)	80,333	—		7.88	2/3/2026	—		—
	9/8/2016	27,500	(3)	55,000	—		13.04	9/7/2026	—		—
	3/20/2017	18,587	(3)	70,633	—		23.70	3/15/2027
	3/20/2017	—		—	—		—	—	35,521	(8)	1,357,968
Ravi Thakur	6/30/2012	137,319	(3)	—	—		0.76	6/29/2022	—		—
	3/26/2014	87,447	(3)	3,803	—		2.32	3/25/2024	—		—
	3/4/2015	35,416	(3)	14,584	—		3.92	3/3/2025	—		—
	2/1/2016	26,333	(4)	52,667	—		7.88	2/3/2026	—		—
	3/20/2017	4,296	(3)	16,329	—		23.70	3/15/2027
	3/20/2017	—		—	—		—	—	8,212	(8)	313,945
Steven Winter	9/2/2016	1	(2)(9)	362,752	—		13.04	9/7/2026

(1)	In accordance with SEC rules, market value is based on $38.23, the closing price of our common stock on the last trading day of the fiscal year.
(2)	Option vests over four years of service from the vesting commencement date specified above, with 25% of the option shares vesting after one year of service and an additional 1/48th of the option shares vesting monthly thereafter.
(3)	Option vests over four years of service from the vesting commencement date specified above, with 1/48th of the option shares vesting monthly.
(4)	Option vests over four years of service from the vesting commencement date specified above, with 1/36th of the option shares vesting after one year of service and an additional 1/36th of the option shares vesting monthly thereafter.
(5)	Option was also subject to a performance condition, which has been achieved. The performance condition required the average closing price of our common stock during any 90-day period following our initial public offering to equal or exceed $18.00 per share.
(6)	Option was also subject to a performance condition, which has been achieved. The performance condition required the average closing price of our common stock during any 90-day period following our initial public offering to exceed $1,500,000,000 divided by the number of shares then outstanding.
(7)	Option was also subject to a performance condition, which was not achieved as of the end of the fiscal year. The performance condition requires the average closing price of our common stock during any 90-day period following our initial public offering to exceed $2,000,000,000 divided by the number of shares then outstanding.
(8)	Represents the unvested portion of an RSU award that vests over four years of service from the vesting commencement date specified above, with 1/16th of the RSUs vesting quarterly.
(9)	In connection with his commencement of employment, Mr. Winter was granted an option to purchase 544,127 shares of our common stock. The unexercised portion of the option is reflected in the “Option Awards” columns.

Fiscal 2018 Option Exercises and Stock Vested Table

The following table sets forth the number of shares our named executive officers acquired upon exercise of options and vesting of shares of our common stock and restricted stock units during our 2018 fiscal year:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Robert Bernshteyn	120,122	4,074,332	14,558	457,607
Todd Ford	168,240	3,850,807	8,197	257,660
Ravi Thakur	560	17,511	1,894	59,534
Steven Winter	45,343	950,275	136,031	4,124,460

(1)	Value realized is based on the closing price of our common stock on the date of exercise minus the exercise price.
(2)	Value realized is based on the closing price of our common stock on the vesting date multiplied by the number of shares or RSUs vested.

Fiscal 2018 Potential Payments Upon Termination or Change in Control

Severance Payments and Benefits

Each of our named executive officers is eligible for severance payments and benefits pursuant to his severance and change in control agreement. These agreements have a three-year term from consummation of our initial public offering and supersede any severance provisions in the named executive officer’s offer letters. Pursuant to these agreements, if Mr. Bernshteyn’s employment is terminated by us without cause or he resigns for good reason, he is eligible to receive a lump sum cash payment equal to 12 months of his base salary and target bonus plus $33,000 in lieu of continued benefits. If the employment of one of our other named executive officers is terminated by us without cause, other than as described below in connection with a change in control, he is eligible to receive a lump sum cash payment equal to six months of the officer’s base salary plus $16,500 in lieu of continued benefits. If the officer’s employment is terminated by us without cause or the officer resigns for good reason, in either case within three months prior to or 12 months after a change in control of Coupa, he will be eligible to receive a lump sum severance payment equal to 12 months of the officer’s base salary plus $33,000 in lieu of continued benefits. In addition, in the event of a qualifying termination within three months prior to or 12 months after a change in control, our named executive officers’ outstanding equity awards will accelerate as described in “Equity Acceleration” below. These severance payments and benefits are contingent on the named executive officer’s execution of a release of claims and, if requested, resignation from our board of directors.

Equity Acceleration

Unless we provide otherwise when an equity award is granted, vesting of the equity awards granted to our named executive officers will accelerate in full in the event the officer is terminated without cause or resigns for good reason, in either case within three months prior to, or 12 months after, a change in control of Coupa. In addition, Mr. Bernshteyn was granted an option to purchase 545,000 shares of our common stock in February 2016 that will accelerate with respect to 50% of the then-unvested shares if Mr. Bernshteyn’s employment is terminated by us without cause or he resigns for good reason at any time.

For purposes of the severance and acceleration benefits described above, the terms “cause,” “change in control” and “good reason” have the following meanings:

“Cause” means an officer’s unauthorized use or disclosure of our confidential information or trade secrets which causes material harm, material breach of any agreement with us, material failure to comply with our written policies or rules, conviction of a felony, gross negligence or willful misconduct, continuing failure to perform assigned duties or failure to cooperate in good faith with a governmental or internal investigation.

“Good Reason” means a substantial adverse change in the officer’s responsibilities, authority, powers, functions or duties, a material reduction in the officer’s base salary, a substantial reduction in benefits other than certain across-the-board reductions, or a requirement that the officer relocate more than 50 miles.

“Change in control” means a sale of all or substantially all our assets, consummation of a merger of Coupa with or into another entity if our capital stock represents less than 50% of the voting power of the surviving entity or its parent, or, in the case of Messrs. Bernshteyn and Ford, any person acquires ownership of more than 50% of our voting stock, or certain changes in the composition of our board of directors.

In addition, pursuant to our equity plans, an outstanding award held by an active service provider will accelerate in full if it is not continued, assumed or substituted with an equivalent award in connection with a change in control of Coupa.

The following table reflects the potential payments and benefits to which our named executive officers would be entitled under the arrangements described above, assuming that both a change in control (if applicable) and termination of employment occurred on January 31, 2018 (the last day of our 2018 fiscal year):

Name	Cash Severance ($)	Equity Acceleration(1) ($)		Total ($)
Robert Bernshteyn
Termination without Cause or Resignation for Good Reason	883,000	5,513,563		6,396,563
Change in Control Termination	883,000	27,492,401	(2)	28,375,401
Todd Ford
Termination without Cause	204,000	—		204,000
Change in Control Termination	408,000	11,715,532		12,123,532
Ravi Thakur
Termination without Cause	166,500	—		166,500
Change in Control Termination	333,000	2,786,591		3,119,591
Steven Winter
Termination without Cause	216,500	—		216,500
Change in Control Termination	433,000	9,137,723		9,570,723

(1)	Reflects the number of options, shares and/or RSUs vesting, multiplied by the closing price of a share of our common stock on January 31, 2018 less (in the case of options) the exercise price per share.
(2)	Does not include acceleration of 163,238 shares subject to a performance stock option granted to Mr. Bernshteyn on September 8, 2016 as the performance condition for this number of shares had not been achieved based on the closing price of our common stock on January 31, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 2, 2018, for:

•	each of our named executive officers;

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

We have determined beneficial ownership in accordance with SEC rules. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 56,628,881 shares of common stock outstanding at April 2, 2018. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to options and RSUs held by that person or entity that are currently exercisable or that will become exercisable within 60 days of April 2, 2018. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Coupa Software Incorporated, 1855 S. Grant Street, San Mateo, CA 94402.

	Shares Beneficially Owned
Name of Beneficial Owner	Shares	%
Named Executive Officers and Directors:
Robert Bernshteyn(1)	2,211,458	3.8%
Steven Winter(2)	342,080	*
Ravi Thakur(3)	294,355	*
Todd Ford(4)	215,636	*
Roger Siboni(5)	217,282	*
Leslie Campbell(6)	168,480	*
Tayloe Stansbury(7)	159,950	*
Scott Thompson(8)	159,950	*
Frank van Veenendaal(9)	162,135	*
All Executive Officers and Directors as a Group (9 persons)(10)	3,931,326	6.5%

5% Stockholders:
Battery Ventures VIII, L.P.(11)	5,569,220	9.8%
Sylebra HK Company Limited(12)	3,962,308	7.0%
T. Rowe Price Associates, Inc.(13)	9,328,188	16.5%
The Vanguard Group(14)	2,935,239	5.2%

*	Less than 1 percent.
(1)	Consists of (i) 136,412 shares of common stock held by Mr. Bernshteyn and (ii) 2,075,046 shares of common stock issuable to Mr. Bernshteyn pursuant to options exercisable within 60 days of April 2, 2018.
(2)	Consists of (i) 1,144 shares of common stock held by Mr. Winter and (ii) 340,936 shares of common stock issuable to Mr. Winter pursuant to options exercisable within 60 days of April 2, 2018, of which 23,528 of the shares would be vested as of such date.
(3)	Consists of (i) 4,907 shares of common stock held by Mr. Thakur and (ii) 289,448 shares of common stock issuable to Mr. Thakur pursuant to options exercisable within 60 days of April 2, 2018.

(4)	Consists of (i) 9,372 shares of common stock held by Mr. Ford and (ii) 206,264 shares of common stock issuable to Mr. Ford pursuant to options exercisable within 60 days of April 2, 2018.
(5)	Consists of (i) 211,994 shares of common stock issuable to Mr. Siboni pursuant to options exercisable within 60 days of April 2, 2018, of which 185,843 of the shares would be vested as of such date and (ii) 5,288 shares of common stock issuable to Mr. Siboni pursuant to RSUs which vest within 60 days of April 2, 2018.
(6)	Consists of (i) 31,867 shares of common stock held by Ms. Campbell, (ii) 131,325 shares of common stock issuable to Ms. Campbell pursuant to options exercisable within 60 days of April 2, 2018, of which 70,883 of the shares would be vested as of such date and (iii) 5,288 shares of common stock issuable to Ms. Campbell pursuant to RSUs which vest within 60 days of April 2, 2018.
(7)	Consists of (i) 154,662 shares of common stock issuable to Mr. Stansbury pursuant to options exercisable within 60 days of April 2, 2018, of which 135,567 of the shares would be vested as of such date and (ii) 5,288 shares of common stock issuable to Mr. Stansbury pursuant to RSUs which vest within 60 days of April 2, 2018.
(8)	Consists of (i) 154,662 shares of common stock issuable to Mr. Thompson pursuant to options exercisable within 60 days of April 2, 2018, of which 144,754 of the shares would be vested as of such date and (ii) 5,288 shares of common stock issuable to Mr. Thompson pursuant to RSUs which vest within 60 days of April 2, 2018.
(9)	Consists of (i) 119,347 shares of common stock issued to Mr. van Veenendaal pursuant to options that were early exercised, of which 28,642 of the shares would be unvested within 60 days of April 2, 2018 and are subject to our right of repurchase, (ii) 18,750 shares of common stock held by Frank van Veenendaal 2016 Grantor Retained Annuity Trust, (iii) 18,750 shares of common stock held by Leslie van Veenendaal 2016 Grantor Retained Annuity Trust and (iv) 5,288 shares of common stock issuable to Mr. van Veenendaal pursuant to RSUs which vest within 60 days of April 2, 2018.
(10)	Includes 3,931,326 shares of common stock issuable pursuant to RSUs and options exercisable within 60 days of April 2, 2018 held by 9 executive officers and directors as a group who, as a group, beneficially own 6.5% of the outstanding common stock.
(11)	Consists of 5,569,220 shares of common stock held by Battery Ventures VIII, L.P. (“Battery Ventures VIII”). Battery Partners VIII, LLC (“BP VIII”) is the sole general partner of Battery Ventures VIII. BP VIII’s investment adviser is Battery Management Corp. (together with BP VIII, the “Battery Companies”). Neeraj Agrawal, Michael M. Brown, Thomas J. Crotty, Richard D. Frisbie, Kenneth P. Lawler, R. David Tabors, Scott R. Tobin and Roger H. Lee are the managing members and officers of the Battery Companies and may be deemed to share voting and dispositive power with respect to the shares held by Battery Ventures VIII. The address of each of the entities identified in this footnote is One Marina Park Drive, Suite 1100, Boston, MA 02210.
(12)	Based solely on information reported on a Schedule 13G filed with the SEC on February 15, 2018 and which information may not be current as of April 2, 2018, Sylebra HK Company Limited has shared voting power over 3,962,308 shares of common stock and shared dispositive power over 3,962,308 shares of common stock. Additional persons identified in the report were as follows: Sylebra Capital Management, Jeffrey Richard Fieler and Daniel Patrick Gibson. The address of the reporting persons is c/o Sylebra HK Company Limited, 28 Hennessy Road, Floor 20, Wan Chai, Hong Kong.
(13)	Based solely on information reported on a Schedule 13G/A filed with the SEC on February 14, 2018 and which information may not be current as of April 2, 2018, T. Rowe Price Associates, Inc. has sole voting power over 1,873,859 shares of common stock and sole dispositive power over 9,328,188 shares of common stock. The additional person identified in the report was T. Rowe Price New Horizons Fund, Inc. The address of the reporting parties is 100 E. Pratt Street, Baltimore, Maryland 21202.
(14)	Based solely on information reported on a Schedule 13G filed with the SEC on February 8, 2018 and which information may not be current as of April 2, 2018, The Vanguard Group has sole voting power over 59,874 shares of common stock, shared voting power over 1,600 shares of common stock, sole dispositive power over 2,875,915 shares of common stock and shared dispositive power over 59,324 shares of common stock. The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of January 31, 2018 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2)
Equity compensation plans approved by stockholders(3)	11,273,031	$7.19	6,104,447
Equity compensation plans not approved by stockholders	—	—	—

Total	11,273,031		6,104,447

(1)	The weighted average exercise price does not take into account outstanding RSUs.
(2)	This information is with respect to the 2006 Stock Plan (the “2006 Plan”), the 2016 Equity Incentive Plan (the “2016 Plan”) and the 2016 Employee Stock Purchase Plan (the “2016 ESPP”). The 2016 Plan is the successor to and continuation of the 2006 Plan. As of the effective date of our initial public offering, no additional awards were to be granted under the 2006 Plan, but all stock awards granted under the 2006 Plan remain subject to their existing terms. Included in this column are no shares available for future issuance under the 2006 Stock Plan, 5,224,006 shares available for future issuance under the 2016 Plan, and 880,441 shares available for future issuance under the 2016 ESPP. This column does not reflect 2,785,348 shares that were added to the 2016 Plan and 557,069 shares that were added to the 2016 ESPP on February 1, 2018 pursuant to the stockholder approved terms of such plans.
(3)	All of our equity compensation plans have been approved by stockholders.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with our directors and executive officers described elsewhere in this proxy statement, the following is a description of each transaction since February 1, 2017 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Amended and Restated Investors’ Rights Agreement

We are party to an amended and restated investors’ rights agreement that provides certain holders of our capital stock with certain registration rights under the Securities Act of 1933, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Commercial Agreement

One of our customers, T. Rowe Associates, Inc., is an investment adviser of certain of our stockholders. For the year ended January 31, 2018, we recognized subscription revenue of $573,000 from this customer, and as of January 31, 2018, we had no outstanding receivables from this customer.

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws will also provide our board of directors with discretion to indemnify our officers and employees when determined appropriate by the board.

We have entered into indemnification agreements with each of our directors and executive officers and certain other key employees. The indemnification agreements provide that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer or other key employee because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer or key employee.

Change in Control Arrangements

Certain of our executive officers have agreements in place that provide for certain benefits in the event of a change in control. For more information regarding these benefits, see “Executive Compensation—Severance and Change in Control Benefits.”

Policies and Procedures for Related Party Transactions

We have adopted a formal policy that our executive officers, directors, beneficial owners of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the consent of our audit committee, or other independent members of our board of directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee considers the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons, we believe that during our fiscal year ended January 31, 2018, all Section 16(a) filing requirements were satisfied on a timely basis.

AUDIT COMMITTEE REPORT

The information contained in the following report of Coupa’s audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Coupa specifically incorporates it by reference.

Role of the Audit Committee

The audit committee operates under a written charter adopted by our board of directors. The audit committee oversees our accounting practices, system of internal controls, audit processes and financial reporting processes. Among other things, our audit committee is responsible for reviewing our disclosure controls and processes, and the adequacy and effectiveness of our internal controls. It also discusses the scope and results of the audit with our independent registered public accounting firm, reviews with our management and our independent registered public accounting firm our interim and year-end operating results and, as appropriate, initiates inquiries into aspects of our financial affairs. Our audit committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, our audit committee has sole and direct responsibility for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. Our audit committee will approve significant related party transactions before we enter into them, as required by applicable rules and listing standards. A more detailed description of the functions and responsibilities of the audit committee can be found in Coupa’s audit committee charter, published on the Corporate Governance—Governance Documents portion of Coupa’s website at http://investors.coupa.com.

The audit committee oversees our financial reporting process on behalf of the board of directors. Management is responsible for our internal controls, financial reporting process, selection of accounting principles, determination of estimates and compliance with laws, regulations and ethical business conduct. Our independent registered public accounting firm is responsible for expressing an opinion as to the conformity of our consolidated financial statements with generally accepted accounting principles.

Review of Audited Financial Statements for the Year ended January 31, 2018

The audit committee has reviewed and discussed with Coupa’s management and Ernst & Young LLP the audited consolidated financial statements of Coupa for the year ended January 31, 2018. The audit committee has also discussed with Ernst & Young LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board regarding communications between our independent registered public accounting firm and audit committee.

The audit committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence from us.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in Coupa’s annual report on Form 10-K for the year ended January 31, 2018 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Roger Siboni, Chair

Leslie Campbell

Scott Thompson

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy card to vote the shares they represent as Coupa may recommend.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote at your earliest convenience on the Internet or by telephone as instructed, or by executing and returning a proxy card, if you have requested one, in the envelope provided.

THE BOARD OF DIRECTORS

San Mateo, California

April 12, 2018

Admission Ticket Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m. ET May 22, 2018. Vote by Internet • Go to www.envisionreports.com/COUP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message    IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.    Annual Meeting Proxy Card    IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.    Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and ONE YEAR on Proposal 3.    1. Election of two Class II directors to serve until the 2021 annual meeting:    01 – Roger Siboni    For Withhold    02 – Tayloe Stansbury    For Withhold    Proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019.    For Against Abstain    Advisory (non-binding) vote on the frequency of named executive officer compensation votes.    1 Year 2 Years 3 Years Abstain    Note: Such other business may as properly come before the annual meeting or any adjournment thereof.    B Non-Voting Items Change of Address — Please print your new address below.    Comments — Please print your comments below.    Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.    C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.    Date (mm/dd/yyyy) — Please print date below.    Signature 1 — Please keep signature within the box.    Signature 2 — Please keep signature within the box.        1UPX + 02TGPC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Coupa Software Incorporated Notice of 2018 Annual Meeting of Stockholders    1200 Seaport Blvd., Redwood City, CA 94063 Proxy Solicited by Board of Directors for Annual Meeting on May 23, 2018. Robert Bernshteyn and Todd Ford, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Coupa Software Incorporated to be held on May 23, 2018 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as indicated by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all of the nominees listed in Proposal 1, FOR Proposal 2 and ONE YEAR on Proposal 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. (Items to be voted appear on reverse side.)